Exhibit 2.1

EXECUTION VERSION

SHARE EXCHANGE AGREEMENT

This Share Exchange (this “Agreement”) is made and entered into as of March 26, 2025 (the “Agreement Date”), by and among Klotho Neurosciences, Inc., a Delaware corporation (“Klotho”), SkyBell Technologies, Inc., a Nevada corporation (“Seller”) and SB Security Holdings, LLC, a Delaware limited liability company (“SBSH”).

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding membership interests in SBSH;

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Klotho and Klotho desires to purchase from Seller, for the purchase price set forth in this Agreement, all of the issued and outstanding membership interests in SBSH (the “Outstanding SBSH Membership Interests”);

WHEREAS, the Boards of Directors of each of Klotho and Seller have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to effect the acquisition of SBSH by Klotho (the “Transaction”), and, in furtherance thereof, have approved the Transaction, this Agreement and the transactions contemplated hereby; and

WHEREAS, before the Closing (as defined herein), the parties shall mutually determine and agree upon the legal transaction structure so as to result in the most tax efficient outcome for Klotho, Seller and SBSH after taking into account tax, accounting, legal, regulatory, commercial and other considerations.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE I - THE TRANSACTION

1.1 Purchase and Sale of Outstanding SBSH Membership Interests

Subject to the terms and conditions hereof, at the Closing (as defined below), Seller shall sell, convey, transfer, assign and deliver to Klotho, and Klotho shall purchase from Seller, all of the Outstanding SBSH Membership Interests.

1.2 The Closing

The closing of this Agreement (the “Closing”) shall occur on the second (2nd) business day after satisfaction or waiver of all of the conditions set forth below in Articles IV, V, and VI below (the “Closing Date”) at 12:00 noon, Eastern Time, at the offices of Cyruli, Shanks & Zizmor, LLP, or such other time or location as the parties hereto shall agree. At the Closing, each of the parties hereto shall deliver all such documents, instruments, certificates, and other items as may be required under this Agreement or the Operative Documents (as defined in Section 2.2 hereof) or otherwise.

1.3 Purchase Price

Subject to the terms and conditions of this Agreement, the purchase price paid at Closing to Seller (the “Purchase Price”) for the Outstanding SBSH Membership Interests shall be such number of newly issued shares of Klotho common stock, par value $0.0001 per share (“Klotho Common Stock”), as shall be equal to ninety percent (90%) of the total number of Fully Diluted Klotho Common Stock issued and outstanding as of the Closing (the “Purchase Consideration”) with the Purchase Consideration to be issued included in that calculation.

For the purposes of this Section 1.3, the “Fully Diluted Klotho Common Stock” shall mean the actual number issued and outstanding shares of Klotho Common Stock immediately prior to the Closing as reported by Klotho’s transfer agent, plus the number of shares of Klotho Common Stock issuable upon the conversion or exercise of the Eligible Klotho Convertible Securities, which shall be defined as the number of shares of Klotho Common Stock issuable upon the exercise of any outstanding options issued to employees, directors and consultants of Klotho plus the maximum number of shares of Klotho Common Stock issuable upon the conversion of any warrants and convertible securities.

Immediately prior to the Closing, Klotho shall provide Seller with a statement of showing the total number of shares Fully Diluted Klotho Common Stock issued and outstanding as of the Closing including detail of the components of such calculation.

1.4 Assistance in Consummation of the Purchase and Sale of the SBSH Membership Interests

Seller shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the SBSH Membership Interests and the other transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

1.5 Closing SBSH Transfer Books

Upon the execution hereon, the transfer books of SBSH shall be closed and no transfer of SBSH Membership Interests shall thereafter be made.

1.6 Tax Treatment of the Merger. Before the Closing, the parties shall mutually determine and agree the legal transaction structure so as to result in the most tax efficient outcome for Klotho, Seller and SBSH after taking into account tax, accounting, legal, regulatory, commercial and other considerations.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

OF SELLER AND SBSH

Except as is otherwise described in the applicable Schedules, SBSH and Seller, jointly and severally, represent and warrant to Klotho as of the date of this Agreement and as of the Closing, all as follows in this Article II:

2.1 Organization, Good Standing

(a) Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Seller is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction listed on Schedule 2.1(a), which jurisdictions constitute all the jurisdictions where the character of standing’s properties occupied, owned, or held under lease or the nature of the business conducted by standing makes such qualification necessary.

(b)  SBSH is a limited liability company duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. SBSH is duly qualified and licensed as a foreign limited liability company to do business and is in good standing in each jurisdiction listed on Schedule 2.1(b), which jurisdictions constitute all the jurisdictions where the character of standing’s properties occupied, owned, or held under lease or the nature of the business conducted by standing makes such qualification necessary.

2.2 Authorization

Seller has full corporate power and authority, and SBSH has full limited liability company power and authority, to enter into this Agreement and each of the documents, agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement (collectively, the “Operative Documents”) to which it is a party, and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which standing is a party will be, on the Closing Date, duly executed and delivered by standing, and this Agreement is, and each Operative Document to which standing is a party will be, on the Closing Date, a legal, valid and binding obligation of each of standing enforceable against it in accordance with the respective terms of this Agreement and each such Operative Document, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.

2.3 Authorized Capitalization

The Outstanding SBSH Membership Interests constitute 100% of the total issued and outstanding membership interests in SBSH on the date of this Agreement and other than the Outstanding SBSH Membership Interests there are no other issued and outstanding equity interests in the Company. The Outstanding SBSH Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or other agreements of any character that obligate or may obligate SBSH to issue any additional membership interests or any securities convertible into or evidencing the right to subscribe for any membership interests. Except as set forth on Schedule 2.3, there are no voting trusts or other agreements or understandings with respect to the membership interests of SBSH to which SBSH is a party or by which SBSH is bound or of which SBSH has any actual or constructive knowledge.

2.4 Subsidiaries and Affiliates

SBSH has no subsidiaries.

2.5 No Approvals or Notices Required; No Conflicts With Instruments

Except as set forth on Schedule 2.5, the execution, delivery, and performance of this Agreement and the Operative Documents by each of Seller and SBSH and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation, or rule of any court or other governmental authority applicable to Seller or SBSH, (b) require any consent, approval, or authorization of, or declaration, filing, or registration with, any person, corporation, partnership, joint venture, association, organization, other entity, or governmental or regulatory authority (a “Person”), (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration, or termination of, or the creation in any party of the right to accelerate, terminate, modify, or cancel, any agreement, lease, note, or other restriction, encumbrance, obligation, or liability to which Seller or SBSH is a party or is bound or to which any of its assets is subject, (d) result in the creation of any lien or encumbrance upon the assets of SBSH or upon the SBSH Membership Interests, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or By-Laws of Seller or SBSH, or (f) invalidate or adversely affect any permit, license, authorization, or status used in the conduct of the business of Seller or SBSH.

2.6 Financial Statements

(a) [Reserved].

(b) Prior to the Closing Date, SBSH shall deliver to Klotho audited financial statements of SBSH, consisting of an audited balance sheet as of March 31, 2025 (such balance sheet being herein referred to as the “Closing Balance Sheet”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the three (3) months then ended which shall have been audited by a United States accounting firm that is registered with the Public Company Accounting Oversight Board (the “Auditing Firm”) (such audited financial statements being referred to herein as the “SBSH Financial Statements”). The SBSH Financial Statements will have been prepared in accordance with generally accepted accounting principles in the United States (“USGAAP”) on a basis consistent with prior accounting periods, and present fairly the financial position and results of operations of SBSH as of the dates and for the periods indicated. SBSH shall have no liability or obligation of any nature (absolute, contingent, or otherwise) not reflected on the balance sheets included in the SBSH Financial Statements and the Closing Balance Sheet that are not fully reflected or reserved against thereon, except for liability reserves or obligations incurred since the date of the Closing Balance Sheet (i) in the ordinary course of business and consistent with past practice and not in excess of $50,000 in the aggregate or $25,000 individually or (ii) specifically set forth on Schedule 2.6.

2.7 [Reserved].

2.8 Taxes

Except as described on Schedule 2.8, SBSH has (a) duly and timely filed, with the appropriate governmental agencies (domestic and foreign), all tax returns, information returns, and reports for all Taxes (as defined below) required to have been filed with respect to SBSH and (b) paid in full or provided for all Taxes, interest, and other governmental charges that are shown to be due on such returns or reports. “Taxes” shall mean all taxes, charges, fees, levies, or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security, and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local, or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies, or other assessments. Furthermore, except as described on Schedule 2.8, (i) the reserves and provisions for Taxes reflected in the Closing Balance Sheet are adequate, as determined in accordance with generally accepted accounting principles consistently applied; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against SBSH, and no audit or investigation by governmental authorities is under way with respect to Taxes, interest, or other governmental charges; (iii) no state of facts exists or has existed that would constitute a reasonable basis for the assessment against SBSH of any additional tax liability with respect to any period for which tax returns have been filed; (iv) SBSH has not filed or entered into any election, consent, or extension agreement or any waiver that extends any applicable statute of limitations; (v) any Taxes incurred by SBSH or accrued by it since the date of the Closing Balance Sheet have arisen in the ordinary course of business; and (vi) SBSH has not filed any consent to the application of Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), to any assets held, acquired, or to be acquired by it. SBSH has furnished Klotho with complete and correct copies of all returns of Taxes, except for returns of Taxes for periods as to which the applicable statutory period of limitations has expired. SBSH has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

2.9 Property

(a) SBSH owns no real property other than any leasehold interests described herein. Schedule 2.9 is a complete and accurate list of all real property of SBSH which is leased, rented, or used by SBSH (the “SBSH Leased Real Property”). SBSH has delivered to Klotho true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies, or licenses of any portion of the SBSH Leased Real Property.

(b) SBSH’s leasehold interest in each parcel of the SBSH Leased Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, conditional sales agreements, charges, encumbrances, and other adverse claims or interests of any kind, except as set forth on Schedule 2.9(c), each lease of any portion of the SBSH Leased Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such Leased Real Property. SBSH has performed all material obligations imposed upon it thereunder; and neither SBSH nor any other party thereto is in default thereunder nor is there any event that, with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 2.5, no consent is required from any Person under any lease of the SBSH Leased Real Property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and SBSH has not received notice that any party to any such lease intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. SBSH has not granted any lease, sublease, tenancy, or license of, or entered into any rental agreement or Contract of sale with respect to, any portion of the SBSH Leased Real Property.

2.10 Contracts

Schedule 2.10 contains a complete and accurate list of all material contracts, oral or written, to which SBSH is a party or by which SBSH is bound, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that Schedule 2.10 need not include: (a) contracts in the ordinary course of SBSH’s business from its customers; (b) purchase orders issued by SBSH in the ordinary course of its business to its suppliers and subcontractors involving less than $25,000 individually and $100,000 in the aggregate; or (c) other contracts cancelable within 30 days without penalty or involving less than $25,000 individually and $100,000 in the aggregate. Except as set forth on such Schedule 2.10, all contracts set forth in such Schedule are valid, binding, and enforceable in accordance with their terms against each party thereto, are in full force and effect, SBSH has performed all material obligations imposed upon it thereunder, and neither SBSH nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of each such contract have been heretofore delivered to Klotho. Except as specifically set forth on such Schedule 2.10, SBSH has no:

(i) agreements, contracts, commitments, or restrictions requiring SBSH to make any charitable contribution;

(ii) purchase contracts or commitments of SBSH that continue for a period of more than 12 months or are in excess of the normal, ordinary, and usual requirements of its business or that are at an excessive price, to the extent that such excess would be material to SBSH’s business as a whole;

(iii) contracts with directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by it within 30 days’ written notice without liability, penalty, or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of SBSH;

(iv) employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

(v) collective bargaining or union contracts or agreements;

(vi) employee to whom it paid in 2024, or expects to pay in 2025, total compensation at the annual rate of more than $150,000 for services rendered;

(vii) restriction by agreement from carrying on its business anywhere in the world, or restriction by agreement from providing services to any customer or potential customer;

(viii) debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others in excess of $50,000 individually or $100,000 in the aggregate;

(ix) loans outstanding to any Person other than expense advances to employees not in excess of $25,000 individually or $50,000 in the aggregate;

(x) powers of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any Person;

(xi) notice of or any knowledge that any party to a contract to which it is a party intends to cancel, terminate, or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder; and

(xii) material disagreement with any of its suppliers or customers disclosed on Schedule 2.10.

2.11 Customers and Suppliers

Schedule 2.11 sets forth: (a) a list of the customers of SBSH accounting for 10% or more of SBSH’s revenue during the fiscal year last ended showing the approximate total sales by SBSH to each such customer during the fiscal year last ended and (b) a current list of the suppliers of SBSH from whom SBSH has purchased more than 10% of the goods or services purchased by SBSH in the fiscal year last ended. SBSH has no reasonable basis to expect any material modification to its relationship with any customer or supplier named on Schedule 2.11. Except as set forth on such Schedule 2.11, SBSH has not had any customer who accounted, directly or indirectly, for more than 10% of its sales during the last two fiscal years, and SBSH has no supplier from whom it has purchased more than 10% of the goods or services which it purchased during the last two fiscal years. Except as set forth on such Schedule 2.11, SBSH is not a party to or bound by, any contract that prohibits the use or publication by SBSH or Klotho of the name of any party to such contract and SBSH is not a party to or bound by, any contract that prohibits or in any way restricts SBSH from freely providing services to any other customer of SBSH or any potential customer of SBSH or Klotho. Except as set forth on such Schedule 2.11, none of SBSH’s customers disclosed on Schedule 2.11 has canceled or substantially reduced or, to the knowledge of SBSH, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by SBSH.

2.12 Claims and Legal Proceedings

Except as set forth on Schedule 2.12 and Schedule 2.15, there are no claims, actions, suits, arbitrations, or proceedings pending or involving or, threatened against, or, to the knowledge of SBSH, investigations involving SBSH before or by any court or governmental department, commission, board, bureau, agency or instrumentality, or any other Person. There is no valid basis for any claim, action, suit, arbitration, proceeding, and SBSH has no knowledge of any investigation (other than as noted on Schedule 2.12 or Schedule 2.15) adverse to the business, business prospects, assets, operations, or condition (financial or otherwise) of SBSH before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees, or stipulations to which SBSH is a party which involve the transactions contemplated herein or which would have an adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of SBSH.

2.13 Labor Matters

There are no disputes, employee grievances, or disciplinary actions pending or to the knowledge of SBSH threatened or involving SBSH or any of its present or former employees. SBSH has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of SBSH. SBSH is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown, or stoppage pending or threatened against or affecting SBSH, and SBSH has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on SBSH. SBSH has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of SBSH, and SBSH has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

2.14 Employee Benefit Plans

(a) Except as set forth on Schedule 2.14, SBSH has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, or any other employee benefit plan, employee fringe benefit plan, arrangement, or practice with regard to present or former employees as to which SBSH has any liability (“Employee Benefit Plan”), whether formal or informal. The aggregate amount paid by SBSH during the fiscal year last ended pursuant to all Employee Benefit Plans, whether formal or informal, did not exceed $10,000. SBSH does not have any agreement, arrangement, or commitment, whether formal or informal, and whether or not legally binding, to create any additional plan or arrangement or to modify or amend any existing Employee Benefit Plan.

(b) SBSH is in compliance in all respects with the terms of its Employee Benefit Plans and with all applicable laws and regulations, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code. SBSH has extinguished any liabilities to participants, beneficiaries, and the Pension Benefit Guaranty Corporation that may have arisen under any such plans previously maintained by them and does not expect to incur any future liabilities with regard to such plans. Neither SBSH nor any “affiliate” of SBSH is a party to, has ever made any contributions to, or is subject to any liability with respect to any multi-employer plan within the meaning of Section 4001 (a)(3) of ERISA or any defined benefit plan within the meaning of Section 3(35)of ERISA. The term “affiliate” means any company, trade, or business that is a member of the same control group, as defined in Section 414(b) or 414(c) of the Code, with the SBSH, or any company, trade, or business that is a member of an affiliated service group, as defined in Section 414(m) or 414(o) of the Code, with SBSH.

(c) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or failure to meet the requirements of Section 4980B(f) of the Code has occurred with respect to any Employee Benefit Plan that could subject SBSH to any liability.

(d) There are no actions, suits, or claims pending (other than routine claims for benefits) or that could reasonably be expected to be asserted against any Employee Benefit Plan or the assets of any such plan that would have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of SBSH.

2.15 Intellectual Property

(a) SBSH has a valid license to use each copy of mass-market third-party software used by it. Set forth on Schedule 2.15 (a) is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, trade secrets, and formulae (collectively, the “SBSH Listed Intellectual Property”) of any kind now used in the business of SBSH except the mass-market third-party software described in the first sentence of this Section 2.15. Schedule 2.15(b) contains a complete list of all licenses or agreements that, in any way, affect the rights of SBSH to any of the SBSH Listed Intellectual Property (the “SBSH Intellectual Property Licenses”); such list indicates the specific SBSH Listed Intellectual Property affected by each such SBSH Intellectual Property License. Except as set forth on Schedules 2.15(a) and Schedule 2.15(b), neither SBSH’s operations nor any SBSH Listed Intellectual Property or SBSH Intellectual Property License infringes or provides any basis to believe that SBSH’s operations or any SBSH Listed Intellectual Property or SBSH Intellectual Property License would infringe upon any validly issued or to the knowledge of SBSH any pending trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor is there any infringement by any other Person of any of the SBSH Listed Intellectual Property or of the intellectual property to which the SBSH Intellectual Property Licenses relate. Except as specifically set forth on Schedule 2.15(a) or 2.15(b), consummation of the transactions contemplated hereby and by the Operative Documents will not alter or impair SBSH’s rights to any of the SBSH Listed Intellectual Property or under any SBSH Intellectual Property License. The manner in which SBSH has manufactured, packaged, shipped, advertised, labeled, and sold its products complies with all applicable laws and regulations pertaining thereto, the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of SBSH;

(b) Except as specifically set forth on Schedule 2.15(a) and Schedule 2.15(b), SBSH is the sole and exclusive owner or licensee of: the Listed Intellectual Property, the SBSH Intellectual Property Licenses, and the technology, know-how, and processes now used, or as presently anticipated to be used, by SBSH, or used in connection with any product now being manufactured and sold by SBSH, or as presently anticipated to be manufactured, marketed, or sold by SBSH, all in the manner that such product is now being, or as presently anticipated to be, manufactured, marketed, or sold;

(c) Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), each of the SBSH Intellectual Property Licenses is valid, binding, and enforceable in accordance with its respective terms against the parties thereto, SBSH has performed all material obligations imposed upon it thereunder, and neither SBSH nor any other party thereto is in default thereunder, nor is there any event that, with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), SBSH has not received notice that any party to any of the SBSH Intellectual Property Licenses intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants, or agreements have been granted or entered into by SBSH in respect of any of the SBSH Listed Intellectual Property except the SBSH Intellectual Property Licenses. No director, officer, stockholder, or employee of SBSH owns, directly or indirectly, in whole or in part, any of the Listed Intellectual Property. Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), SBSH does not know or have any reason to believe that there exists any new developments in the creation, publication, or marketing of the products of SBSH or any new or improved products or processes useful in connection with the business of SBSH as now conducted or as presently anticipated to be conducted, except such developments, products, and processes as would not have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of SBSH. None of the officers of SBSH and none of SBSH’s employees, consultants, distributors, agents, representatives, or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than SBSH; and

(d) Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), to SBSH’s knowledge, no Person has asserted any claim of infringement or other interference with third-party rights with respect to the Listed Intellectual Property. Except as set forth on Schedule 2.15(a) and Schedule 2.15(b), (i) SBSH has not disclosed any source code regarding the Software Products to any Person other than to an employee of SBSH, (ii) SBSH has at all times maintained reasonable procedures to protect and has enforced all trade secrets of SBSH; (iii) neither SBSH nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Software Products, nor is any other party to the SBSH Intellectual Property Licenses or any escrow agent under any such obligation to disclose any source code or other proprietary information included in or relating to Software Products, if any, that are licensed to SBSH, or to any Person, and no event has taken place, including the execution of this Agreement or any related change in SBSH’s business activities, which would give rise to such obligation, and (iv) SBSH has not deposited any source code regarding the Software Products into any source code escrows or similar arrangements. If, as disclosed on Schedule 2.15(a) and Schedule 2.15(b) SBSH has deposited any source code to Software Products into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

(e) SBSH has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and full value of all Trade Secrets included in SBSH Intellectual Property. SBSH has not disclosed any Trade Secrets in which SBSH has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. The SBSH has required each Person who has received any Trade Secrets of SBSH not to retain any such Trade Secrets after termination of such Person’s agreement or services with the SBSH or otherwise after expiration or termination of the authorization to possess such Trade Secrets under the respective agreement with SBSH, and in each such case SBSH has undertaken commercially reasonable efforts following such termination of services or authorization to possess to ensure that no such Trade Secrets were retained. All use, disclosure or appropriation of any Trade Secret not owned by SBSH has been pursuant to the terms of a written agreement between SBSH and the owner of such Trade Secret, or is otherwise lawful. SBSH has not received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the SBSH Intellectual Property. No Person that has received any Trade Secrets from the SBSH has refused to provide to SBSH, after SBSH’s request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

2.16 Accounts Receivable

All accounts receivable of SBSH reflected in the SBSH Financial Statements and in the Closing Balance Sheet, will represent sales actually made in the ordinary course of business. Set forth on Schedule 2.16 is a full and complete list of all accounts receivable of SBSH existing as of December 31, 2024 and as of the Closing Date.

2.17 Inventory

All inventory of SBSH is of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and as of the Closing Date were reflected in the Closing Balance Sheet. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, except to the extent of inventory reserves reflected in the Closing Balance Sheet.

2.18 Corporate Books and Records

SBSH has furnished to Klotho or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and By-Laws of SBSH, including all amendments thereto and restatements thereof, (b) the minute books of SBSH, and (c) the stock transfer books of SBSH.

2.19 Licenses; Permits; Authorizations; Etc.

Except as identified on Schedule 2.5, SBSH has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local, or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on SBSH’s business, business prospects, assets, operations, or condition (financial or otherwise). SBSH has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations, or permits.

2.20 Applicable Laws

Except as described on Schedule 2.20, SBSH has complied, and is in compliance with, all federal, state, local, and foreign laws, rules, regulations, ordinances, decrees, and orders applicable to the operation of its business, the failure to comply with which would, in the aggregate, have a material adverse effect on the business, assets, or operations of SBSH, including, without limitation, all such laws, rules, regulations, ordinances, decrees, and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities, and trading-with-the-enemy matters. SBSH has not received any notification of any asserted present or past unremedied failure by SBSH to comply with any of such laws, rules, regulations, ordinances, decrees, or orders.

2.21 Insurance

(a) SBSH maintains insurance as set forth on Schedule 2.21.

(b) All insurance policies and binders of SBSH are in full force and effect, all premiums with respect thereto covering all periods, up to and including the date this representation is made, have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies and binders are sufficient for compliance with all requirements of law currently applicable to SBSH and of all agreements to which SBSH is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and, except as set forth on Schedule 2.21, will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. SBSH has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

(c)  Except as set forth on Schedule 2.21, SBSH has no pending insurance claims.

2.22 Brokers and Finders

Seller and SBSH represent and warrant that no director, officer, agent, or employee acting on behalf of Seller or SBSH has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.

2.23 Government Contracts

SBSH has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. SBSH has not been, nor is it now being, audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, or the inspector general of any agency of the United States government, nor has any audit or investigation been threatened. There is no valid basis for SBSH’s suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, or the inspector general of any agency of the United States government, or any prime contractor. SBSH has never had a contract or subcontract terminated for default, nor has it ever been determined to be non-responsible, by any agency of the United States government. Except as set forth on Schedule 2.23, SBSH has no outstanding agreements, contracts or commitments which require it to obtain or maintain a government security clearance.

2.24 Absence of Questionable Payments

Neither SBSH nor any director, officer, agent, employee, or other Person acting on behalf of SBSH has used any SBSH funds for improper or unlawful contributions, payments, gifts, or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. Neither SBSH nor any current director, officer, agent, employee, or other Person acting on behalf of SBSH has accepted or received any improper or unlawful contributions, payments, gifts, or expenditures.

2.25 Insider Interests

SBSH represents and warrants that, except as set forth on Schedule 2.25, no officer or member of SBSH has any interest (other than as a member of SBSH) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of SBSH, including, without limitation, inventions, patents, trademarks, or trade names or (b) in any agreement, contract, arrangement, or obligation relating to SBSH, its present or prospective business or its operations.

2.26 Full Disclosure

No information furnished by Seller and SBSH to Klotho in this Agreement (including, but not limited to, all information in the Schedules and the other Exhibits hereto) and the Operative Documents is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. Neither SBSH nor Seller has made any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to the Operative Documents, or in or pursuant to closing certificates executed or delivered by Seller or SBSH, in light of the circumstances in which they were made, not misleading.

2.27 Misrepresentation

To the knowledge of Seller or SBSH, none of the representations and warranties set forth in this Agreement and in any of the certificates, schedules, exhibits, lists, documents, or other instruments delivered, or to be delivered, by Seller or SBSH as contemplated by any provision hereof, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein no to be misleading.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

OF KLOTHO

Except as is otherwise described in the applicable Schedules, Klotho represents and warrants to Seller and SBSH, as of the date of this Agreement, all as follows in this Article III:

3.1 Organization; Good Standing

Klotho is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as now conducted.

3.2 Authority

Klotho has full corporate power and authority to execute, deliver, and perform this Agreement and the Operative Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which Klotho is a party will be, on the Closing Date, duly executed and delivered by Klotho and will be, on the Closing Date, a legal, valid, and binding obligation of Klotho, enforceable against Klotho in accordance with its terms.

3.3 No Approvals or Notices Required; No Conflicts With Instruments

The execution, delivery, and performance of this Agreement and the Operative Documents by Klotho, the issuance of the Consideration to Seller and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation, or rule of any court or other governmental authority applicable to Klotho, (b) require any consent, approval, or authorization of, or declaration, filing, or registration with, any Person, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration, or termination of, or the creation in any party of the right to accelerate, terminate, modify, or cancel, any agreement, lease, note, or other restriction, encumbrance, obligation, or liability to which Klotho is a party or by which either is bound or to which any of their assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of Klotho or the Consideration, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of Klotho, or (f) invalidate or adversely affect any permit, license, authorization, or status used in the conduct of the business of Klotho.

3.4 Authorized Shares

Klotho’s authorized capital stock consists solely of (a) 1,000,000,000 shares of Klotho Common Stock, of which 28,011,351 shares are issued and outstanding on the date of this Agreement and (b) 100,000,000 shares of Klotho preferred stock, par value $0.0001, of which 0 shares are issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of the Klotho capital stock have been (a) duly authorized and validly issued, and are fully paid and nonassessable, (b) issued without violation of any preemptive rights of any Person, and (c) offered, sold, and issued in full compliance with all legal requirements relating to the issuance of securities. No dividends are accrued but unpaid on any capital stock of the Klotho.

All of the shares of Purchase Consideration issuable in accordance with this Agreement will be, when so issued, duty authorized, validly issued, fully paid, and nonassessable.

3.5 Applicable Laws.

(a) Except as described on Schedule 3.5(a), Klotho has complied, and is in compliance with, all federal, state, local, and foreign laws, rules, regulations, ordinances, decrees, and orders applicable to the operation of its business, the failure to comply with which would, in the aggregate, have a material adverse effect on the business, assets, or operations of Klotho, including, without limitation, all such laws, rules, regulations, ordinances, decrees, and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, pension, securities, and trading-with-the-enemy matters. Klotho has not received any notification of any asserted present or past unremedied failure by Klotho to comply with any of such laws, rules, regulations, ordinances, decrees, or orders.

(b) In addition, and also without limiting the generality of Section 3.5(a), Klotho and its subsidiaries are, and since January 1, 2022, have been, in compliance in all material respects with all applicable statutes, rules and regulations applicable to the Health Care Laws (as defined below). Neither Klotho nor its subsidiaries has received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Health Care Laws, and, to the knowledge of Klotho, no such claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action is threatened. Neither Klotho nor its subsidiaries, and none of its officers, directors, or employees or, to the knowledge of Klotho, contractors or agents, is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority. Additionally, neither Klotho nor its subsidiaries nor any of its officers, directors or employees or, to the knowledge of Klotho, contractors or agents has been excluded, suspended or debarred from participation in any U.S. federal health care program or human clinical research or, to the knowledge of Klotho, is subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, or exclusion. Klotho and its subsidiaries have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by the Health Care Laws, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were timely, complete, accurate and not misleading on the date filed in all material respects (or were corrected or supplemented by a subsequent submission). “Health Care Laws” means (a) the U.S. Federal Food, Drug, and Cosmetic Act, (b) the Public Health Service Act (42 U.S.C. §201 et seq.), (c) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion Laws (42 U.S.C. §1320a-7), the Physician Payment Sunshine Act (42 U.S.C. §1320a-7h), (d) the Health Insurance Portability and Accountability Act of 1996 as amended (42 U.S.C. §§1320d et seq.) and comparable state Laws, (e) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act (g) all other applicable healthcare laws or judgments.

3.6 Permits. Except as identified on Schedule 3.6, Klotho has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local, or foreign, the failure to obtain which would, in the aggregate, have a material adverse effect on Klotho’s business, business prospects, assets, operations, or condition (financial or otherwise). Klotho has not received any notification of any failure by it to have obtained any of such governmental approvals, authorizations, consents, licenses, orders, registrations, or permits.

3.7 Subsidiaries and Affiliates. Schedule 3.7 sets forth the name of each subsidiary of Klotho, and with respect to each subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each subsidiary of Klotho are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities laws, and owned by one or more of Klotho or its subsidiaries free and clear of all liens (other than those, if any, imposed by such subsidiary’s organizational documents). There are no contracts to which Klotho or any of its affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any subsidiary of Klotho other than the organizational documents of any such subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any subsidiary of Klotho is a party or which are binding upon any subsidiary of Klotho providing for the issuance or redemption of any equity interests of any subsidiary of Klotho. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any subsidiary of Klotho. No subsidiary of Klotho has any limitation, whether by contract, order or applicable law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to Klotho or one of its other subsidiaries. Except for the equity interests of the subsidiaries listed on Schedule 3.7, Klotho does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any person. None of Klotho or its subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of Klotho or its subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.8 Absence of Certain Change or Events

Except as specifically set forth on Schedule 3.8 or as specifically contemplated by this Agreement, since December 31, 2023, Klotho has not:

(a) taken any action or entered into or agreed to enter into any transaction, agreement, or commitment other than in the ordinary course of business;

(b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by an Klotho stockholders or any officer, director, or employee of Klotho);

(c)  suffered any material adverse change in its working capital, assets, liabilities (absolute, accrued, contingent, or otherwise), earnings, or reserves or in its financial condition, business, business prospects, or operations;

(d) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), or incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) which exceed in the aggregate $50,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), except liabilities and obligations reflected in the Klotho Financial Statements or incurred since December 31, 2023 in the ordinary course of business and consistent with past practice, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(e) paid, discharged, or satisfied any claims, liabilities, or obligations (absolute, accrued, contingent, or otherwise) other than the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities, and obligations reflected or reserved against in the Klotho Financial Statements or incurred in the ordinary course of business and consistent with past practice since the December 31, 2023, or prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

(f) permitted or allowed any of its property or assets (real, personal, or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction, or charge, except for (i) assessments for current taxes not yet due and payable, (ii) landlord’s liens for rental payments and other lease-related performance incurred in the ordinary course of business and not yet due and payable, and (iii) mechanics’, materialmen’s, carriers’, and other similar liens securing indebtedness that was incurred in the ordinary course of business and is not yet due and payable;

(g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal, or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(h) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent, or copyright, or disposed of or disclosed to any Person any trade secret, formula, process, or know-how not theretofore a matter of public knowledge, other than pursuant to confidentiality agreements that are adequate to protect the business, business prospects, assets, operations, and condition (financial and otherwise) of Klotho;

(i) made any capital expenditure or commitment to make a capital expenditure in excess of $50,000 for additions to property, plant, equipment, or intangible capital assets;

(j) made any change in any method of accounting or accounting practice;

(k) received notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against Klotho before or by any court or governmental or non-governmental department, commission, board, bureau, agency, or instrumentality, or any other Person; (ii) any valid basis for any claim, action, suit, arbitration, proceeding, investigation, or the application of any fine or penalty adverse to Klotho before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees, or stipulations to which Klotho is a party that relate directly to the transactions contemplated herein or that would otherwise have a material adverse effect upon the business, business prospects, assets, or financial condition of Klotho; or

(l) agreed, whether in writing or otherwise, to take any action described in this Section 3.8 not otherwise specifically disclosed pursuant to this Section 3.7.

3.9 Taxes

Except as described on Schedule 3.9, Klotho has (a) duly and timely filed, with the appropriate governmental agencies (domestic and foreign), all tax returns, information returns, and reports for all Taxes required to have been filed with respect to Klotho and (b) paid in full or provided for all Taxes, interest, and other governmental charges that are shown to be due on such returns or reports. Furthermore, except as described on Schedule 3.9, (i) the reserves and provisions for Taxes reflected in Klotho Financial Statements are adequate, as determined in accordance with generally accepted accounting principles consistently applied; (ii) no unresolved claim for assessment or collection of Taxes has been asserted or threatened against Klotho, and no audit or investigation by governmental authorities is under way with respect to Taxes, interest, or other governmental charges; (iii) no state of facts exists or has existed that would constitute a reasonable basis for the assessment against Klotho of any additional tax liability with respect to any period for which tax returns have been filed; (iv) Klotho has not filed or entered into any election, consent, or extension agreement or any waiver that extends any applicable statute of limitations; (v) any Taxes incurred by Klotho or accrued by it since the date of the December 31, 2023 have arisen in the ordinary course of business; and (vi) Klotho has not filed any consent to the application of Section 341(f)(2) of the Code, to any assets held, acquired, or to be acquired by it. Klotho has furnished SBSH with complete and correct copies of all returns of Taxes, except for returns of Taxes for periods as to which the applicable statutory period of limitations has expired. Klotho has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

3.10 Property

(a) Klotho owns no real property other than any leasehold interests described herein. Schedule 3.10 is a complete and accurate list of all real property of Klotho which is leased, rented, or used by Klotho (the “Klotho Leased Real Property”). Klotho has delivered to Seller true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies, or licenses of any portion of the Klotho Leased Real Property.

(b) Klotho’s leasehold interest in each parcel of the Klotho Leased Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, conditional sales agreements, charges, encumbrances, and other adverse claims or interests of any kind, except as set forth on Schedule 3.10(b), each lease of any portion of the Klotho Leased Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and against any other Person with an interest in such Klotho Leased Real Property. Klotho has performed all material obligations imposed upon it thereunder; and neither Klotho nor any other party thereto is in default thereunder nor is there any event that, with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 3.10, no consent is required from any Person under any lease of the Klotho Leased Real Property in connection with the consummation of the transactions described in this Agreement and the Operative Documents, and Klotho has not received notice that any party to any such lease intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Klotho has not granted any lease, sublease, tenancy, or license of, or entered into any rental agreement or Contract of sale with respect to, any portion of the Klotho Leased Real Property.

3.11 Contracts

Schedule 3.11 contains a complete and accurate list of all material contracts, oral or written, to which Klotho is a party or by which Klotho is bound, including, without limitation, security agreements, conditional sales agreements, instruments relating to the borrowing of money, and broker or distributorship agreements; provided, however, that Schedule 3.11 need not include: (a) contracts in the ordinary course of Klotho’s business from its customers; (b) purchase orders issued by Klotho in the ordinary course of its business to its suppliers and subcontractors involving less than $25,000 individually and $100,000 in the aggregate; or (c) other contracts cancelable within 30 days without penalty or involving less than $25,000 individually and $100,000 in the aggregate. Except as set forth on such Schedule 3.10, all contracts set forth in such Schedule are valid, binding, and enforceable in accordance with their terms against each party thereto, are in full force and effect, Klotho has performed all material obligations imposed upon it thereunder, and neither Klotho nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. True and complete copies of each such contract have been heretofore delivered to SBSH. Except as specifically set forth on such Schedule 3.11, Klotho has no:

(i) agreements, contracts, commitments, or restrictions requiring Klotho to make any charitable contribution;

(ii) purchase contracts or commitments of Klotho that continue for a period of more than 12 months or are in excess of the normal, ordinary, and usual requirements of its business or that are at an excessive price, to the extent that such excess would be material to Klotho’s business as a whole;

(iii) contracts with directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, or dealers that are not, except as provided by law to the contrary without regard to the express terms of such contract, cancelable by it within 30 days’ written notice without liability, penalty, or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of Klotho;

(iv) employment agreement, whether express or implied, or any other agreement for services that contains any severance or termination pay liabilities or obligations;

(v) collective bargaining or union contracts or agreements;

(vi) employee to whom it paid in 2024, or expects to pay in 2025, total compensation at the annual rate of more than $150,000 for services rendered;

(vii) restriction by agreement from carrying on its business anywhere in the world, or restriction by agreement from providing services to any customer or potential customer;

(viii) debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others in excess of $50,000 individually or $100,000 in the aggregate;

(ix) loans outstanding to any Person other than expense advances to employees not in excess of $25,000 individually or $50,000 in the aggregate;

(x) powers of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or otherwise in respect of the obligation of any Person;

(xi) notice of or any knowledge that any party to a contract to which it is a party intends to cancel, terminate, or refuse to renew such contract or to exercise or decline to exercise any option or right thereunder; and

(xii) material disagreement with any of its suppliers or customers disclosed on Schedule 3.11.

3.12 Customers and Suppliers

Schedule 3.12 sets forth: (a) a list of the customers of Klotho accounting for 10% or more of Klotho’s revenue during the fiscal year last ended showing the approximate total sales by Klotho to each such customer during the fiscal year last ended and (b) a current list of the suppliers of Klotho from whom Klotho has purchased more than 10% of the goods or services purchased by Klotho in the fiscal year last ended. Klotho has no reasonable basis to expect any material modification to its relationship with any customer or supplier named on Schedule 3.12. Except as set forth on such Schedule 3.12, Klotho has not had any customer who accounted, directly or indirectly, for more than 10% of its sales during the last two fiscal years, and Klotho has no supplier from whom it has purchased more than 10% of the goods or services which it purchased during the last two fiscal years. Except as set forth on such Schedule 3.12, Klotho is not a party to or bound by, any contract that prohibits the use or publication by Klotho or SBSH of the name of any party to such contract and Klotho is not a party to or bound by, any contract that prohibits or in any way restricts Klotho from freely providing services to any other customer of Klotho or any potential customer of Klotho or SBSH. Except as set forth on such Schedule 3.12, none of Klotho’s customers disclosed on Schedule 3.12 has canceled or substantially reduced or, to the knowledge of Klotho, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by Klotho.

3.13  Claims and Legal Proceedings

Except as set forth on Schedule 3.13 and Schedule 3.16, there are no claims, actions, suits, arbitrations, or proceedings pending or involving or, threatened against, or, to the knowledge of Klotho, investigations involving, Klotho before or by any court or governmental department, commission, board, bureau, agency or instrumentality, or any other Person. There is no valid basis for any claim, action, suit, arbitration, proceeding, and Klotho has no knowledge of any investigation (other than as noted on Schedule 3.13 and Schedule 3.16) adverse to the business, business prospects, assets, operations, or condition (financial or otherwise) of Klotho before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees, or stipulations to which Klotho is a party which involve the transactions contemplated herein or which would have an adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Klotho.

3.14 Labor Matters

There are no disputes, employee grievances, or disciplinary actions pending or to the knowledge of Klotho threatened or involving Klotho or any of its present or former employees. Klotho has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours, the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Klotho. Klotho is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown, or stoppage pending or threatened against or affecting Klotho, and Klotho has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on Klotho. Klotho has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of Klotho, and Klotho has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

3.15 Employee Benefit Plans

(a) Except as set forth on Schedule 3.15, Klotho has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option, or any other employee benefit plan, employee fringe benefit plan, arrangement, or practice with regard to present or former employees as to which Klotho has any liability (“Klotho Employee Benefit Plan”), whether formal or informal. The aggregate amount paid by Klotho during the fiscal year last ended pursuant to all Klotho Employee Benefit Plans, whether formal or informal, did not exceed $10,000. Klotho does not have any agreement, arrangement, or commitment, whether formal or informal, and whether or not legally binding, to create any additional plan or arrangement or to modify or amend any existing Klotho Employee Benefit Plan.

(b) Klotho is in compliance in all respects with the terms of Klotho Employee Benefit Plans and with all applicable laws and regulations, including, but not limited to, ERISA, and the Code. Klotho has extinguished any liabilities to participants, beneficiaries, and the Pension Benefit Guaranty Corporation that may have arisen under any such plans previously maintained by them and does not expect to incur any future liabilities with regard to such plans. Neither Klotho nor any “affiliate” of Klotho is a party to, has ever made any contributions to, or is subject to any liability with respect to any multi-employer plan within the meaning of Section 4001 (a)(3) of ERISA or any defined benefit plan within the meaning of Section 3(35)of ERISA. The term “affiliate” means any company, trade, or business that is a member of the same control group, as defined in Section 414(b) or 414(c) of the Code, with the Klotho, or any company, trade, or business that is a member of an affiliated service group, as defined in Section 414(m) or 414(o) of the Code, with Klotho.

(c) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or failure to meet the requirements of Section 4980B(f) of the Code has occurred with respect to any Klotho Employee Benefit Plan that could subject Klotho to any liability.

(d) There are no actions, suits, or claims pending (other than routine claims for benefits) or that could reasonably be expected to be asserted against any Klotho Employee Benefit Plan or the assets of any such plan that would have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Klotho.

3.16 Intellectual Property

(a) Klotho has a valid license to use each copy of mass-market third-party software used by it. Set forth on Schedule 3.16 (a) is a true and complete list of all inventions, patents, trademarks, trade names, brand names, copyrights, trade secrets, and formulae (collectively, the “Klotho Listed Intellectual Property”) of any kind now used in the business of Klotho except the mass-market third-party software described in the first sentence of this Section 3.16. Schedule 3.16(b) contains a complete list of all licenses or agreements that, in any way, affect the rights of Klotho to any of the Klotho Listed Intellectual Property (the “Klotho Intellectual Property Licenses”); such list indicates the specific Klotho Listed Intellectual Property affected by each such Klotho Intellectual Property License. Except as set forth on Schedules 3.16(a) and Schedule 3.16(b), neither Klotho’s operations nor any Klotho Listed Intellectual Property or Klotho Intellectual Property License infringes or provides any basis to believe that Klotho’s operations or any Klotho Listed Intellectual Property or Klotho Intellectual Property License would infringe upon any validly issued or to the knowledge of Klotho any pending trademark, trade name, service mark, copyright or, any validly issued or pending patent or other right of any other Person, nor is there any infringement by any other Person of any of the Klotho Listed Intellectual Property or of the intellectual property to which the Klotho Intellectual Property Licenses relate. Except as specifically set forth on Schedule 3.16(a) or 3.16(b), consummation of the transactions contemplated hereby and by the Operative Documents will not alter or impair Klotho’s rights to any of the Klotho Listed Intellectual Property or under any Klotho Intellectual Property License. The manner in which Klotho has manufactured, packaged, shipped, advertised, labeled, and sold its products complies with all applicable laws and regulations pertaining thereto, the failure to comply with which would have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Klotho;

(b) Except as specifically set forth on Schedule 3.16(a) and Schedule 3.16(b), Klotho is the sole and exclusive owner or licensee of: the Klotho Listed Intellectual Property, the Klotho Intellectual Property Licenses, and the technology, know-how, and processes now used, or as presently anticipated to be used, by Klotho, or used in connection with any product now being manufactured and sold by Klotho, or as presently anticipated to be manufactured, marketed, or sold by Klotho, all in the manner that such product is now being, or as presently anticipated to be, manufactured, marketed, or sold;

(c) Except as set forth on Schedule 3.16(a) and Schedule 3.16(b), each of the Klotho Intellectual Property Licenses is valid, binding, and enforceable in accordance with its respective terms against the parties thereto, Klotho has performed all material obligations imposed upon it thereunder, and neither Klotho nor any other party thereto is in default thereunder, nor is there any event that, with notice or lapse of time, or both, would constitute a default thereunder. Except as set forth on Schedule 3.16(a) and Schedule 3.16(b), Klotho has not received notice that any party to any of the Klotho Intellectual Property Licenses intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No licenses, sublicenses, covenants, or agreements have been granted or entered into by Klotho in respect of any of the Klotho Listed Intellectual Property except the Klotho Intellectual Property Licenses. No director, officer, stockholder, or employee of Klotho owns, directly or indirectly, in whole or in part, any of the Klotho Listed Intellectual Property. Except as set forth on Schedule 3.16(a) and Schedule 3.16(b), Klotho does not know or have any reason to believe that there exists any new developments in the creation, publication, or marketing of the products of Klotho or any new or improved products or processes useful in connection with the business of Klotho as now conducted or as presently anticipated to be conducted, except such developments, products, and processes as would not have a material adverse effect upon the business, business prospects, assets, operations, or condition (financial or otherwise) of Klotho. None of the officers of Klotho and none of Klotho’s employees, consultants, distributors, agents, representatives, or advisers has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than Klotho; and

(d) Except as set forth on Schedule 3.16 (a) and Schedule 3.16 (b), to Klotho’s knowledge, no Person has asserted any claim of infringement or other interference with third-party rights with respect to the Klotho Listed Intellectual Property. Except as set forth on Schedule 3.16 (a) and Schedule 3.16 (b), (i) Klotho has not disclosed any source code regarding the Software Products to any Person other than to an employee of Klotho, (ii) Klotho has at all times maintained reasonable procedures to protect and has enforced all trade secrets of Klotho; (iii) neither Klotho nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Software Products, nor is any other party to the Klotho Intellectual Property Licenses or any escrow agent under any such obligation to disclose any source code or other proprietary information included in or relating to Software Products, if any, that are licensed to Klotho, or to any Person, and no event has taken place, including the execution of this Agreement or any related change in Klotho’s business activities, which would give rise to such obligation, and (iv) Klotho has not deposited any source code regarding the Software Products into any source code escrows or similar arrangements. If, as disclosed on Schedule 3.16 (a) and Schedule 3.16 (b) Klotho has deposited any source code to Software Products into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

(e) Klotho has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and full value of all Trade Secrets included in Klotho Intellectual Property. Klotho has not disclosed any Trade Secrets in which Klotho has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. Klotho has required each Person who has received any Trade Secrets of Klotho not to retain any such Trade Secrets after termination of such Person’s agreement or services with the Klotho or otherwise after expiration or termination of the authorization to possess such Trade Secrets under the respective agreement with Klotho, and in each such case Klotho has undertaken commercially reasonable efforts following such termination of services or authorization to possess to ensure that no such Trade Secrets were retained. All use, disclosure or appropriation of any Trade Secret not owned by Klotho has been pursuant to the terms of a written agreement between Klotho and the owner of such Trade Secret, or is otherwise lawful. Klotho has not received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Klotho Intellectual Property. No Person that has received any Trade Secrets from the Klotho has refused to provide to the Klotho, after the Klotho’s request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

3.17 Accounts Receivable

All accounts receivable of Klotho reflected in the Klotho Financial Statements, do or will represent sales actually made in the ordinary course of business. Except as described on Schedule 3.17, Klotho has no reason to believe that any such account receivable is not, was not, or shall not be collected in the amounts shown. Except as described on Schedule 3.17, Klotho’s bad debt reserves and sales return allowances as reflected in the Klotho Financial Statements are adequate based on Klotho’s bad debts and sales returns experience to date. Set forth on Schedule 3.17 is a full and complete list of all accounts receivable of Klotho existing as of December 31, 2024 and as of the Closing Date.

3.18 Inventory

All inventory of Klotho is of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and as of the Closing Date were reflected in the Klotho Financial Statements. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, except to the extent of inventory reserves reflected in the Klotho Financial Statements.

3.19 Insurance

(a) Klotho maintains insurance as set forth on Schedule 3.19.

(b) All insurance policies and binders of Klotho are in full force and effect, all premiums with respect thereto covering all periods, up to and including the date this representation is made, have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies and binders are sufficient for compliance with all requirements of law currently applicable to Klotho and of all agreements to which Klotho is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and, except as set forth on Schedule 3.19, will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Klotho has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

(c)  Except as set forth on Schedule 3.19, Klotho has no pending insurance claims.

3.20 Brokers and Finders

Klotho represents and warrants that no director, officer, agent, or employee acting on behalf of Klotho has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.

3.21 Government Contracts

Klotho has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that it will be, suspended or debarred from bidding on contracts or subcontracts for any agency of the United States government, nor has such suspension or debarment been threatened or action for such suspension or debarment been commenced. Klotho has not been, nor is it now being, audited or investigated by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, or the inspector general of any agency of the United States government, nor has any audit or investigation been threatened. There is no valid basis for Klotho’s suspension or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, or the inspector general of any agency of the United States government, or any prime contractor. Klotho has never had a contract or subcontract terminated for default, nor has it ever been determined to be non-responsible, by any agency of the United States government. Except as set forth on Schedule 3.21, Klotho has no outstanding agreements, contracts or commitments which require it to obtain or maintain a government security clearance.

3.22 Absence of Questionable Payments

Neither Klotho nor any director, officer, agent, employee, or other Person acting on behalf of Klotho has used any Klotho funds for improper or unlawful contributions, payments, gifts, or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others. Neither Klotho nor any current director, officer, agent, employee, or other Person acting on behalf of Klotho has accepted or received any improper or unlawful contributions, payments, gifts, or expenditures.

3.23 Insider Interests

Klotho represents and warrants that, except as set forth on Schedule 3.23, no officer or member of Klotho has any interest (other than as a member of Klotho) (a) in any property, real or personal, tangible or intangible, used in or directly pertaining to the business of Klotho, including, without limitation, inventions, patents, trademarks, or trade names or (b) in any agreement, contract, arrangement, or obligation relating to Klotho, its present or prospective business or its operations.

3.24 Legal Proceedings

As of the Closing, there will be no claims, actions, suits, arbitrations, proceedings, or investigations involving, pending or, to the knowledge of Klotho, threatened against Klotho before or by any court or governmental or nongovernmental department, commission, board, bureau, agency, or instrumentality, or any other Person, that question the validity of this Agreement or any action taken or to be taken by Klotho pursuant to this Agreement or in connection with the transactions contemplated hereby, and, to the knowledge of Klotho, there is no valid basis for any such claim, action, suit, arbitration, proceeding or, investigation.

3.25 Brokers and Finders

Neither Klotho nor any director, officer, agent, or employee acting on behalf of Klotho, has retained any broker or finder in connection with the transactions contemplated by this Agreement and the Operative Documents.

3.26 No Trading

The officers of Klotho have not been involved, directly or indirectly, in any attempt artificially to increase the share price of Klotho Common Stock.

3.27 Klotho SEC Filings; Undisclosed Liabilities; Financial Statements; etc.

(a) Klotho has filed or furnished, as applicable, on a timely basis, all required reports, Klotho, Klotho, certifications, prospectuses, and registration, proxy, and other statements with the SEC (collectively and together with all documents filed on a voluntary basis on a Current Report on Form 8-K, and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as have been supplemented, modified, or amended since the time of filing, the “SEC Filings”) during its three most recent years ending December 30, 2024. Each of the SEC Filings, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the SEC Filings. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Filings did not, and any SEC Filings filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Except (i) for liabilities and obligations disclosed or reserved against in the financial statements included in the SEC Filings, (ii) for liabilities and obligations incurred in the ordinary course of Klotho’s business consistent with past practice since January 1, 2023, and (iii) for liabilities that would not reasonably be expected, individually or in the aggregate, to be material to Klotho, taken as a whole, since January 1, 2023, Klotho has not incurred any liabilities or obligations that would be required by USGAAP to be disclosed or reflected in or reserved against in a consolidated audited balance sheet or the notes thereto prepared in accordance with USGAAP.

(c) The financial statements of Klotho (including any related notes and schedules thereto) contained in or incorporated by reference into the SEC Filings (the “Klotho Financial Statements”) have been, or if contained in the SEC Filings that have not yet been filed or furnished, will be, prepared in accordance with USGAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the rules and regulations of the SEC applicable to Quarterly Reports on Form 10-Q). The Klotho Financial Statements present, or if contained in SEC Filings that have not yet been filed or furnished will, accurately reflect the books and records of Klotho and present fairly in all material respects the consolidated financial position, results of operations, and cash flows of Klotho at and for the respective periods indicated (subject, in the case of the unaudited financial statements included in the Klotho Financial Statements, to normal year-end adjustments and any other adjustments described therein and as may be permitted by the SEC in a Quarterly Report on Form 10-Q, Current Report on Form 8-K, or any like form under the Exchange Act).

(d) Each of the principal executive officers of Klotho and the principal financial officer of Klotho has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Documents and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(e) Klotho maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rules 13a-15 or 15d-15 of the Exchange Act that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with USGAAP, (ii) that receipts and expenditures of Klotho are being made only in accordance with authorizations of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use, or disposition of Klotho’s assets that could have an adverse effect on Klotho’s financial statements. Klotho maintains disclosure controls and procedures within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information relating to Klotho, including its consolidated subsidiaries, required to be disclosed in Klotho’s reports under the Exchange Act, is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Klotho’s principal executive officer and its principal financial officer by others employed by Klotho to allow timely decisions regarding required disclosures under the Exchange Act and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Klotho has disclosed to its auditors and the audit committee of its Board of Directors (A) any “significant deficiency” or “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X) in the design or operation of internal controls over financial reporting that are reasonably likely to affect adversely in any material respect its ability timely to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees of Klotho and its subsidiaries who have a significant role in its internal controls over financial reporting.

(f) Klotho is in compliance in all material respects with the corporate governance rules and regulations of The Nasdaq Stock Market applicable to Klotho.

3.27 No Material Changes.

Klotho, from the date of the filing of the most current Form 10-Q, has not suffered any material adverse change in its business, business prospects, assets, operations, or condition (financial or otherwise).

3.28 Full Disclosure.

No information furnished by Klotho to Seller in this Agreement (including, but not limited to, the Klotho Financial Statements and all information in the Schedules and the other Exhibits hereto) and the Operative Documents is false or misleading in any material respect in light of the circumstances pursuant to which such information was provided. Klotho has not made any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements made or information delivered in or pursuant to this Agreement, including, but not limited to, all Schedules and Exhibits hereto, or in or pursuant to the Operative Documents, or in or pursuant to closing certificates executed or delivered by Klotho, in light of the circumstances in which they were made, not misleading.

3.29 Misrepresentation

To the knowledge of Klotho, none of the representations and warranties set forth in this Agreement and in any of the certificates, schedules, exhibits, lists, documents, or other instruments delivered, or to be delivered, by Klotho as contemplated by any provision hereof, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements contained herein or therein no to be misleading.

ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS

OF KLOTHO

The obligations of Klotho to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by it at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which condition may be expressly waived in writing by Klotho.

4.1 Accuracy of Representations and Warranties

The representations and warranties of Seller and SBSH contained herein (including applicable Exhibits or Schedules) and in the Operative Documents shall have been true in all material respects when made and shall be true as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

4.2 Performance of Agreement

Seller and SBSH shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement and in any Operative Document to be performed and complied at or prior to the Closing Date.

4.3 Completion of Due Diligence

Klotho shall have completed, to its reasonable satisfaction, its due diligence review with respect to SBSH.

4.4 Completion of Schedules and Exhibits.

The Schedules and Exhibits have been completed to the reasonable satisfaction of Klotho.

4.5 Officers’ Certificates

(a) Klotho shall have received a certificate executed by the CEO and Secretary of Seller to the effect that all representations and warranties made by Seller under this Agreement are true and correct as of the Closing, the same as though originally given to Klotho on said date.

(b) Klotho shall have received a certificate executed by the President and Secretary of SBSH to the effect that all representations and warranties made by SBSH under this Agreement are true and correct as of the Closing, the same as though originally given to Klotho on said date.

4.6 Material Change

From January 1, 2025 to the Closing Date, SBSH shall not have suffered any material adverse change in its business, business prospects, assets, operations, or condition (financial or otherwise).

4.7 Subsidiary Management Agreement

Klotho and its wholly-owned subsidiary, ANEW Medical, Inc., a Wyoming corporation (“ANEW Medical”), have entered into a Subsidiary Management Agreement, which agreement shall include, together with other provisions reasonably satisfactory to the parties, a commitment by Klotho to provide operating funding to ANEW Medical in an amount of up to $6 million per year for each of the three years following the Closing if certain milestones and key performance indicators, to be mutually agreed upon among the parties, have been achieved.

4.8 Disclosure Schedules

On or prior to the Closing, Seller shall have completed and delivered to Klotho the Seller Schedules and SBSH Schedules as required by Section 7.13, and such Seller Schedules and SBSH Schedules shall be reasonably acceptable to Klotho in its sole discretion.

4.9 Good Standing Certificates

(a) Seller shall have delivered to Klotho a good standing certificate for Seller certified as of a date no earlier than ten (10) days prior to the Closing Date from the Secretary of State of the State of Delaware.

(b) SBSH shall have delivered to Klotho a good standing certificate for SBSH certified as of a date no earlier than ten (10) days prior to the Closing Date from the Secretary of State the State of Delaware.

4.10 Lock-Up Agreements

Klotho shall have received a Lock-Up Agreement, in the form attached hereto as Exhibit 4.10 from the persons listed on Schedule 4.10 attached hereto.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS

OF SELLER

The obligations of Seller to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by it at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing on behalf of Seller, solely by the President of Seller.

5.1 Accuracy of Representations and Warranties

The representations and warranties of Klotho contained herein and in the Operative Documents shall have been true when made and shall be true as of the Closing Date as though made on that date, except as affected by transactions contemplated hereby and except and to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true as of the specified date.

5.2 Performance of Agreement

Klotho shall have performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement or any Operative Document to be performed and complied with by it at or prior to the Closing Date.

5.3 Completion of Due Diligence

Seller’s completed, to its reasonable satisfaction, its own due diligence review with respect to Klotho.

5.4 Officers’ Certificates

Seller shall have received a certificate executed by the CEO and Secretary of Klotho to the effect that all representations and warranties made by Klotho under this Agreement are true and correct as of the Closing, the same as though originally given to Seller on said date

5.5 Material Change

From January 1, 2025 to the Closing Date, Klotho shall not have suffered any material adverse change in its business, business prospects, assets, operations, or condition (financial or otherwise).

5.6 Good Standing Certificate

Klotho shall have delivered to Seller a good standing certificate for Klotho certified as of a date no earlier than ten (10) days preceding the Closing Date from the Secretary of State the State of Delaware.

5.7 Disclosure Schedules

On or prior to the Closing, Klotho shall have completed and delivered to Seller the Klotho Schedules as required by Section 7.13, and such Klotho Schedules shall be reasonably acceptable to Seller in its sole discretion.

5.8 Termination of Contracts

On or prior to the Closing, Klotho shall have delivered to Seller evidence of the termination of each contract or arrangement set forth on Schedule 5.8 in each case effective at or prior to the Closing.

5.9 Payoff

On or prior to the Closing, Klotho shall have delivered to Seller, duly executed payoff letters, setting forth the terms for the payment, satisfaction, discharge, release, and termination in full of indebtedness amounts owed to those persons set forth on Schedule 5.9; additionally, any financing statement terminations and lien releases shall have been filed as necessary to remove any liens applicable to the shares of Klotho Common Stock or any of Klotho’s properties and assets.

ARTICLE VI - CONDITIONS PRECEDENT

TO OBLIGATIONS OF ALL PARTIES

The obligations of all parties to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by them at or prior to the Closing Date shall be subject to the satisfaction of the following conditions on or prior to the Closing Date, which conditions may be expressly waived in writing by Klotho and Seller.

6.1 Legal Proceedings

No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions, or prohibits consummation of this Agreement or any Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition, or prevent consummation of this Agreement or any Operative Document.

6.2 Approvals and Consents

All transfers of permits or licenses, all approvals, applications, or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices referred to in this Agreement shall have been obtained or delivered.

6.3 Nasdaq Listing Approval

Klotho’s initial listing application with The Nasdaq Stock Market in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Closing, Klotho shall be able to satisfy any applicable initial and continuing listing requirements of Nasdaq, and Klotho shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Closing Date, and the Klotho Common Stock (including the Klotho Common Stock to be issued hereunder as the Purchase Consideration) shall have been approved for listing on the Nasdaq, subject only to official notice of issuance thereof.

6.4 Klotho Board of Directors

As of immediately following the Closing, Board of Directors of Klotho shall consist of the number of directors, and be otherwise constituted in accordance with Section 7.12 below (assuming for purposes of testing this condition that each such director then satisfies applicable Nasdaq requirements and is willing to serve).

6.5 Klotho Stockholder Consent

The stockholders of Klotho’s have approved the Transaction.

6.6 Frustration of Closing Conditions

Neither party may rely on the failure of any condition to Closing to be satisfied if such failure was proximately caused by such party’s failure to use reasonable best efforts to cause the Closing to occur, or a breach of any of its other obligations under this Agreement.

ARTICLE VII - COVENANTS

7.1 Conduct of Business by SBSH Pending the Closing

Prior to the Closing, unless Klotho shall otherwise agree or as otherwise contemplated by this Agreement (including, without limitation, by the Distribution):

(a) SBSH shall conduct its business only in the ordinary course and shall not materially change its operations;

(b) SBSH shall not (i) amend its Articles of Incorporation or By-Laws or (ii) split, combine, reclassify, redeem, purchase, or otherwise acquire its outstanding capital stock or declare, set aside, or pay any dividend payable in cash, stock, or property;

(c) SBSH shall use its best efforts to preserve its business organization and distribution network, to keep available the services of its present officers and key employees, to preserve the good will of those having business relationships with it and to continue its existing relationships with its lenders, suppliers, customers, and key employees; and

(d) SBSH shall promptly notify Klotho of any material adverse change in the assets, properties, business, results of operations, properties, or financial condition of SBSH.

7.2 Access and Information

Subject to Klotho’s compliance with Section 7.7 below, Seller and SBSH shall afford Klotho and its respective accountants, counsel, and other representatives full access during normal business hours throughout the period prior to the Closing to all of SBSH’s properties, books, contracts, commitments, and records (including, but not limited to, tax returns), and, during such period, SBSH shall furnish promptly to Klotho all information concerning SBSH’s business, properties, and personnel as Klotho may reasonably request; provided, however, that no investigation pursuant to this Section 7.2 shall affect any representations or warranties made herein or the conditions to the obligations of Klotho to consummate the Transaction.

7.3 Advice of Claims

From the date of this Agreement to and including the Closing Date, Seller and SBSH shall promptly advise Klotho in writing of the commencement or threat of any claims, litigation, or proceedings against or affecting SBSH or Seller.

7.4 Cooperation

Each party hereto will fully cooperate with each other party and their respective counsel and accountants in connection with any steps required to be taken as part of its obligations under this Agreement. Each party will use its best efforts to cause all conditions to this Agreement to be satisfied as promptly as possible and to obtain all consents and approvals necessary for the due and punctual performance of this Agreement and for the satisfaction of the conditions hereof. No party will undertake any course of action inconsistent with this Agreement or that would make any representations, warranties, or agreements made by such party in this Agreement or any of the Operative Documents untrue or any conditions precedent to this Agreement unable to be satisfied at or prior to the Closing.

7.5 Information in Disclosure Documents

SBSH covenants that no information furnished by SBSH to distributed to Klotho’s stockholders will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

7.6 No Offers

Unless this Agreement terminates pursuant to Article VIII hereof, Seller shall not, directly or indirectly, take (nor allow its officers, directors, employees, investment bankers, attorneys, accountants, or other agents or affiliates to take) any action to encourage, solicit, initiate, or otherwise facilitate the submission by a third party of, or negotiate or enter into any agreement with a third party with respect to, a proposal to acquire, directly or indirectly, any of the capital stock of SBSH or substantially all the assets of SBSH, or the business of SBSH, and Seller shall immediately cease any current negotiations.

7.7 Confidentiality

In connection with the Transaction, Klotho, SBSH and Seller are furnishing each other with certain information that is either nonpublic, confidential, or proprietary in nature. All such information furnished by one party to the other or its representatives is hereinafter referred to as the “Confidential Information.” As used in this Agreement, the “representatives” of any party shall mean such party’s officers, employees, agents, or other representatives, including, without limitation, attorneys, accountants, consultants, and financial advisors. In consideration of each party’s being furnished with the Confidential Information of the other, each party agrees that:

(a) The Confidential Information will be kept confidential and, except as required by law, will not, without the prior written consent of the party supplying the information, be disclosed by the receiving party or its representatives in any manner whatsoever, in whole or in part, and will not be used by the receiving party or its representatives directly or indirectly for any purpose other than evaluating and facilitating the Transaction; provided, however, that, upon the execution of this Agreement by Klotho, SBSH and Seller and their representatives will be free to use the Confidential Information to the extent required by law in any subsequent filings with federal or state authorities relating to the Transaction. Each party agrees to transmit the Confidential Information only to those of its representatives who need to know the Confidential Information for the purpose of advising it regarding any of the purposes for which it is permitted to use the Confidential Information under the terms of this Agreement, who are informed by the party supplying such information of the confidential nature of the Confidential Information, and who are directed by such party to comply with the terms of this Agreement. Each party will be responsible for any material breach of this Agreement by its representatives.

(b) Without the prior written consent of the other parties to this Agreement, no party or any of its representatives will disclose to any other Person the fact that the Confidential Information has been made available, or any of the terms, conditions, or other facts with respect to the Transaction, including the status thereof, except as required by law or permitted under the terms of this Agreement.

(c) In the event the parties do not proceed with the Transaction, the Confidential Information and all copies thereof will be destroyed or returned promptly without retaining any copies thereof. Analyses, studies, or other documents prepared by any party or its representatives for the purpose of assisting it in connection with the Transaction will be held by the receiving party and kept confidential and subject to the terms of this Agreement or, at the election of the other party, destroyed.

(d) This Section 7.7 shall be inoperative as to such portions of the Confidential Information that (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its representatives which is not required by law; (ii) become available to the receiving party from a source with no obligation of confidentiality to the other party; (iii) describe technology independently developed by the receiving party; or (iv) were known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the supplying party or one of its representatives.

(e) In the event that a receiving party or any of its representatives is requested or becomes legally compelled (by written or oral interrogatories, subpoena, civil investigative demand, or similar process) to disclose any of the Confidential Information for purposes not permitted by this Agreement, the receiving party will provide the supplying party with prompt written notice so that the supplying party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the supplying party waives compliance with the provisions of this Agreement, the receiving party will furnish only that portion of the Confidential Information which is legally required, and will exercise good faith efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(f) Each party agrees that the other parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of clause (a), (b), (c), or (e) of this Section 7.7. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.7 by any party or its representatives but shall be in addition to all other remedies available at law or equity.

(g) It is further understood and agreed that no failure or delay by any party in exercising any fight, power, or privilege under this Section 7.7 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power, or privilege hereunder.

7.8 Further Assurances; Post-Closing Cooperation

At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Transaction to be satisfied.

7.9 Preparation of Registration Statement and Proxy.

(a)  As promptly as reasonably practicable following the execution of this Agreement, Klotho shall prepare and file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of (i) the issuance of the shares of Klotho Common Stock to be issued under this Agreement, and (ii) the distribution of shares of Klotho Common Stock to be received by Seller to the stockholders of Seller (the “Distribution”). As promptly as reasonably practicable following the execution of this agreement, Klotho will also prepare  a proxy statement to be sent to the Klotho Stockholders soliciting proxies from such stockholders to obtain the Klotho Stockholder Approval, as defined blow, at the Klotho Stockholders Meeting, as defined below (as amended or supplemented from time to time, the “Proxy”).

(b) Klotho shall use its reasonable best efforts to cause the Registration Statement and Proxy to comply with the applicable rules and regulations promulgated by the SEC (including, with respect to the SBSH, by the provision of audited financial statements (in accordance with PCAOB standards) of, and any other information with respect to SBSH for all periods, and in the form, required to be included in the Registration Statement and Proxy under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC). Klotho, with the assistance of SBSH, shall promptly respond to any SEC comments on the Registration Statement and Proxy Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement and Proxy Statement to “clear” comments from the SEC and become effective, as applicable. Klotho shall provide SBSH with copies of any written comments, and shall inform SBSH of any material oral comments, that Klotho or its representatives receive from the SEC or its staff with respect to the Registration Statement and Proxy Statement promptly after the receipt of such comments and shall give SBSH a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(c) Klotho, on the one hand, and Seller and SBSH, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section or for including in any other statement, filing, notice or application made by or on behalf of Klotho to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement and the Operative Documents, including, for the avoidance of doubt, SBSH providing for the Registration Statement and Proxy its (x) audited consolidated balance sheets as of December 31, 2024 and its related consolidated statements of income (loss), changes in shareholders’ equity and cash flows for the two fiscal years then ended, audited in accordance with applicable PCAOB auditing standards, and (y) any unaudited, draft consolidated balance sheets of SBSH as of any quarter ended thereafter, and the related unaudited consolidated statements of operations of SBSH for the period then ended, in each case of clause (x) and (y), to the extent required to be included in the Registration Statement and Proxy pursuant to applicable Law (the “Additional SBSH Financial Statements”), and necessary pro forma financial statements. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement or Proxy, then (1) such Party shall promptly inform, in the case of Klotho, SBSH, or, in the case of SBSH, Klotho thereof, (2) the Parties shall prepare an amendment or supplement to the Registration Statement or Proxy, as the case may be, (3) Klotho shall promptly file such amendment or supplement with the SEC, and (4) the Parties shall reasonably cooperate, if appropriate, in promptly mailing such amendment or supplement to the Klotho Stockholders.

(d) The Proxy shall include materials for the approval by the Klotho Stockholders of a new equity incentive plan (the “New Equity Incentive Plan”), which will initially reserve a number of shares of Klotho Common Stock as requested by SBSH. SBSH shall provide a proposed form of the New Equity Incentive Plan within 30 days after the date of this Agreement. Klotho shall have a right to review and approve the New Equity Incentive Plan in advance, such approval not to be unreasonably withheld, conditioned or delayed. Klotho shall promptly advise SBSH of the time of effectiveness of the Proxy, the issuance of any stop order relating thereto or the suspension of the qualification of Klotho Common Stock for offering or sale in any jurisdiction, and Klotho and SBSH shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties hereto shall use reasonable best efforts to ensure that none of the information related to it or any of its Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement or Proxy will, at the time filed with the SEC, at each time at which it is amended, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement true.

7.10 Klotho Stockholder Approval

As promptly as reasonably practicable, Klotho shall duly give notice of, and duly convene and hold a meeting of its stockholders (the “Klotho Stockholders Meeting”) in accordance with the governing documents of Klotho, for the purposes of obtaining the approval of the Transaction and other transactions contemplated herein (the “Klotho Stockholder Approval”) and, if applicable, any approvals related thereto. Except as required by applicable Law, Klotho shall, through its Board of Directors, recommend to its stockholders (i) the adoption and approval of this Agreement and each Operative Document to which Klotho is a party and the transactions contemplated hereby and thereby (including the Transaction), (ii) the adoption and approval of the issuance of the Purchase Consideration, (iii) the approval of the New Equity Incentive Plan, (iv) the election of directors to be nominated in accordance with Section 7.12 below, (v) the adoption and approval of each other proposal reasonably agreed by Klotho and SBSH as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Operative Documents, and (vii) the adoption and approval of a proposal for the adjournment of the Klotho Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Required Transaction Proposals”); provided that Klotho may postpone or adjourn the Klotho Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Klotho Stockholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Klotho has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Klotho Stockholders prior to the Klotho Stockholders Meeting; provided that, without the consent of Seller, (i) Klotho may only adjourn the Klotho Stockholders Meeting two (2) times, and (ii) in no event shall Klotho adjourn the Klotho Stockholders Meeting for more than thirty (30) calendar days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Except as required by applicable Law, the recommendation of the board of directors of Klotho contemplated by the preceding sentence shall be included in the Proxy.

7.11 Nasdaq Approval and Listing

Klotho shall, as promptly as reasonably practicable following the date hereof with respect to the Purchase Consideration, prepare and submit to The Nasdaq Stock Market, a listing of additional shares notification covering such shares of Purchase Consideration, and shall use its reasonable best efforts to obtain, as promptly as practicable, approval for the listing of Purchase Consideration on The Nasdaq Stock Market, subject to official notice of issuance thereto (provided, that, without limiting the obligations of Klotho with respect to the Distribution, Klotho shall use its reasonable best efforts to and take all reasonable actions necessary to ensure that it has a sufficient number of shareholders to meet the initial listing requirements of Nasdaq).

7.12 Post-Closing Directors and Officers

(a) Klotho and Seller shall take, or cause to be taken, all actions as may be necessary or appropriate such that effective immediately after the Closing, the Klotho Board shall consist of five (5) directors.

(b) Four (4) individuals, who shall be nominated by SBSH, in good-faith after consultation with Klotho, prior to the effectiveness of the Proxy to be directors on the Klotho board of directors immediately after the Closing.

(c) Notwithstanding the SBSH’s designation rights under this Section, one (1) individual, who shall be nominated by the board of directors of Klotho, in good-faith after consultation with SBSH, prior to the effectiveness of Proxy, shall be a director on the Klotho board of directors immediately after the Closing.

7.13 Disclosure Schedules

On or prior to April 7, 2025 (or such later date prior to the Closing as mutually agreed by Seller and Klotho), Seller shall deliver the fully completed Seller Schedules and SBSH Schedules to this Agreement to Klotho and Klotho shall deliver the fully completed Klotho Schedules to this Agreement to Seller. Each of Seller and Klotho shall have ten (10) business days to review the other party’s Schedules after its receipt thereof, and each of Seller and Klotho, as applicable, shall, and shall cause its representatives to, reasonably cooperate with the other party and its representatives in their review of the Seller Schedules and SBSH Schedules or Klotho Disclosure Schedules, as applicable, including providing any access and information as required by this Agreement.

ARTICLE VIII - TERMINATION

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual consent of Klotho and Seller;

(b) by either Klotho or Seller if the other party shall have breached its agreements hereunder; provided, however, that Seller may not terminate this Agreement for a breach by SBSH; or

(c) by Seller if Klotho Common Stock is no longer listed on Nasdaq or quoting of Klotho Common Stock on Nasdaq has been suspended, prohibited or terminated; or

(c) by either Klotho or Seller if the Closing has not occurred by August 13, 2025 (the “Termination Date”).

In the event of any termination pursuant to this Article VIII (other than pursuant to clause (a) above), written notice setting forth the reasons therefor shall forthwith be given by the terminating party to the other party hereto. Such termination shall not prejudice any party’s right to seek remedies for another party’s breach of this Agreement.

ARTICLE IX - GENERAL

9.1 Expenses

Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation, and carrying out of this Agreement and the Operative Documents (including legal and accounting fees and expenses), provided that, should any action be brought hereunder, the attorneys’ fees and expenses of the prevailing party shall be paid by the other party to such action.

9.2 Amendment

Klotho, SBSH and Seller may amend, modify, or supplement this Agreement at any time, but only in writing duly executed on behalf of each of the parties to be bound thereby.

9.3 Counterparts

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.4 Headings

The headings preceding the text of Articles and Sections of this Agreement are for convenience only and shall not be deemed parts thereof

9.5 Applicable Law

This Agreement, including all matters of construction, validity, and performance, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, as applied to contracts executed and to be fully performed in such state by citizens of such state.

9.6 Parties in Interest

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but neither this Agreement nor any of the rights, interests, or obligations hereunder of any party hereto shall be assigned without the prior written consent of each other party (which consent shall not be unreasonably withheld, delayed, denied, or conditioned). This Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto.

9.7 Notices

All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, certified or registered, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by e-mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (x) upon hand delivery or delivery by e-mail, with accurate confirmation generated by the transmitting computer, at the physical or e-mail address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), (y) on the third business day following the date of transmittal by express courier service, fully prepaid, addressed to such address, or (z) upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

To Klotho (before the Closing):

Joseph Sinkule, Chief Executive Officer

13576 Walnut Street, Suite A

Omaha, NE 68144

E-mail: joseph@klothoneuro.com

with mandatory copies to

(which shall not constitute notice):

Paul Goodman

c/o Cyruli Shanks & Zizmor, LLP

420 Lexington Avenue; Suite 2320

New York, New York 10170

E-mail: pgoodman@cszlaw.com

To Seller or SBSH:

SkyBell Technologies, Inc.

1 Jenner Street, Suite 100

Irving, CA 92618

Attn: Desiree Mejia

Email: desiree@skybell.com

with mandatory copies to

(which shall not constitute notice):

Jonathan Deblinger

c/o Ellenoff Grossman & Schole, LLP

1345 6th Avenue

New York, New York 10105

E-mail: jdeblinger@egsllp.com

9.8 Public Announcements

Except as required by applicable law or the rules or regulations of any applicable stock exchange or governmental authority to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with and allow the other party reasonable time to comment on such release or announcement in advance of such issuance, neither Klotho, Seller nor SBSH shall make, or permit any of its affiliates or representatives to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

9.9 [Reserved].

9.10 Specific Enforcement

Each party acknowledges and agrees that the other party would be irreparably harmed and the other party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by the other party in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other party may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this constituting the sole and exclusive remedy available for each party under this Agreement.

(*** Signatures on following page ***)

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

KLOTHO NEUROSCIENCES, INC.

By:	/s/ Joseph Sinkule
Name:	Joseph Sinkule
Title:	Chief Executive Officer

SKYBELL TECHNOLOGIES, INC.

By:	/s/ Giovanni Tomaselli
Name:	Giovanni Tomaselli
Title:	President & Member of the Board

SB SECURITY HOLDINGS, LLC

By:	/s/ Giovanni Tomaselli
Name:	Giovanni Tomaselli
Title:	President & Member of the Board